HUGHES ELECTRONICS CORPORATION

EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-78259 of Hughes Electronics Corporation on Form S-3 of our report dated January 15, 2003 (March 6, 2003 as to Note 22), which report expresses an unqualified opinion and includes an explanatory paragraph related to the change Hughes Electronics Corporation made in its method of accounting for goodwill and other intangible assets, appearing in this Annual Report on Form 10-K of Hughes Electronics Corporation for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Los Angeles, California

March 6, 2003